CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2015 relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of Invesco International Total Return Fund, one of the funds constituting the AIM Investment Funds (Invesco Investment Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements,” “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 30, 2016